Exhibit 3.4

BYLAWS

OF

NEW YORK MERCANTILE EXCHANGE, INC.

ARTICLE 1

MEMBERSHIP

SEC. 100. Definitions.

Defined terms used herein shall have the meanings ascribed to them in Article 9.

SEC. 101. Classes of Membership; Number of Memberships; Additional Classes of Memberships

(A) Membership shall consist of the following two classes:

(1) Class A, and

(2) Class B.

(B) Subject to Sections 201(x), 202, 311, 500(B) or 501, the number of Class A Memberships is limited to 816 and the number of Class B Memberships is limited to one.

(C) Subject to Sections 201(x), 202, 311, 500(B) or 501, the Board may create additional classes of members with such rights and limitations as the Board determines, provided however, that no such additional class of Membership shall have voting or other rights equal to or greater than the Class A Memberships.

SEC. 102. Eligibility Criteria and Procedures

(A) Subject to Sections 201(x), 202, 311, 500(B) or 501, the Board may adopt, from time to time, Rules relating to criteria for eligibility for membership and procedures for becoming a member and any requirements or procedures for the acquisition or transfer of a membership as it may determine.

(B) Subject to Sections 201(x), 202, 311, 500(B) or 501, the Board may adopt, from time to time, Rules relating to eligibility and application procedures for Floor Members as it shall determine.

SEC. 103. Financial Standards

(A) Subject to Sections 201(x), 202, 311, 500(B) or 501, the Board may adopt, from time to time, Rules relating to financial standards applicable to Class A Members and Member Firms as a condition to becoming a Class A Member and continuing as a Class A Member. Such financial standards may differ among different categories of memberships as determined by the Board in its discretion.

(B) Any Class A Member who is registered with the Commission shall comply with such rules and regulations as the Commission adopts relating to financial requirements.

SEC. 104. Dues

Subject to Sections 201(x), 202, 311, 500(B) or 501, the annual dues of Class A Members shall be fixed by the Board at any meeting of the Board and are payable at such time as the Board may determine. The Board may waive the payment of dues by all Class A Members or by individual Class A Members as it shall determine. Dues are payable by the Class A Member in whose name such Class A Membership is registered as owner.

SEC. 105. Assessments

Subject to Sections 201(x), 202, 311, 500(B) or 501, from time to time the Board may levy such assessments as it determines to be necessary. All assessments are due and payable at such time as the Board may determine. All assessments are payable by the Member in whose name such Membership is registered as owner.

SEC. 106. Fees

Subject to Sections 201(x), 202, 311, 500(B) or 501, from time to time the Board may establish fees, in such amounts as it determines, on contracts traded on the Exchange.

SEC. 107. Failure to Pay Dues, Assessments and Fees

(A) If a Class A Member fails to pay any dues, assessments or fees when due and such failure is not cured within 30 days after written notice to the Class A Member by the Exchange that such dues, assessments or fees are due, then such Class A Member shall be suspended automatically from all rights and privileges of Membership.

Such suspension shall continue in effect until the failure is cured. The Executive Committee, upon written application received prior to the expiration of such period, may extend such 30 day period, in its sole discretion.

(B) If a Class A Member who is suspended under subsection (A) of this Section 107 fails to pay any dues, assessments or fees within 30 days of the suspension, then the Class A Member shall be expelled from Membership. The Board or the Executive Committee, upon written application received prior to the expiration of such 30 day period, and for good cause, may extend such 30 day period.

(C) Any Class A Member who fails to pay any dues, assessments or fees after written notice to the Class A Member that such dues, assessments or fees are payable, shall pay a penalty, in addition to the sanctions imposed by this Section 107, as fixed from time to time by the Board but not less than 20% of the amount due.

SEC. 108. Notice of Dues and Assessments

(A) Notice of all dues and assessments shall be published by the Exchange and shall be given personally by delivery to a postal box located on the Exchange premises or by first class mail, postage prepaid and addressed to the Class A Member at the address such Class A Member has filed with the Exchange. Notice, when mailed in accordance with this Section 108, shall be effective when mailed.

(B) Non-receipt of the notice shall not operate to relieve the Class A Member from payment, to extend the time for payment or to relieve any Class A Member from the imposition of penalties for failing to pay dues and assessments.

SEC. 109. Effect of Suspension or Expulsion of Membership

(A) A Class A Member or Member Firm whose rights and privileges of Membership have been suspended shall continue to be:

(1) subject to these Bylaws and the Rules;

(2) liable for all dues, assessments, fees and fines imposed by the Exchange; and

(3) obligated to the Exchange and to its Members for all contracts, obligations and liabilities entered into or incurred before, during and after such suspension.

(B) A Class A Member or Member Firm who has been expelled from the rights and privileges of Membership shall continue to be:

(1) subject to the disciplinary and arbitration rules of the Exchange;

(2) liable for all dues, assessments, fees and fines imposed by the Exchange prior to such expulsion; and

(3) obligated to the Exchange and its Members for all contracts, obligations, liabilities, fines and penalties entered into or incurred prior to or after such expulsion.

SEC. 110. Transfer of Membership

Membership in the Exchange is only transferable pursuant to the terms and conditions established by these Bylaws, the Rules and the Charter.

A Class A Member who is the subject of any disciplinary proceeding or investigation by the Exchange may transfer a Class A Membership pursuant to the terms and conditions established by these Bylaws, the Rules and the Charter.

SEC. 111. Disclosure of Information

The Exchange shall not disclose to any person any information regarding the financial condition of a Class A Member or Member Firm or the transactions or positions of any Class A Member or Member Firm or any person except:

(1) to any committee, officer, Director, employee or agent of the Exchange authorized to receive such information within the scope of its or such person’s duties;

(2) to any duly authorized representative of the Commission or other regulatory agency with jurisdiction over the Exchange requesting such information or to any duly authorized representative of any other regulatory or self-regulatory organization with which the Exchange, as approved by the Board, has entered into an information sharing agreement;

(3) as required by law;

(4) when the Class A Member or Member Firm requests or consents to such disclosure; or

(5) that the Exchange may release such information in connection with any litigation involving the Exchange when, in the opinion of the Exchange, the information is relevant or the release of the information is necessary and appropriate to the conduct of such litigation.

SEC. 150. Establishment of Associate Membership

There is hereby established a category of associate members known as “Commercial Associate Members” whose election to Commercial Associate Membership and whose rights, privileges and obligations shall be as set forth in Sections 150 through 155.

SEC. 151. Number of Commercial Associate Memberships

The number of Commercial Associate Members shall be limited to 28.

SEC. 152. Election

Any person who was a member in good standing of International Commercial Exchange, Inc. may be qualified as a Commercial Associate Member of the Exchange by complying with the following provisions:

(A) he shall have filed an application for Membership as a Commercial Associate Member in the form prescribed by the Exchange on or before December 31, 1973; and

(B) the application shall have been accompanied by a statement of the President or a Vice President of International Commercial Exchange, Inc. that the applicant was a member in good standing of said exchange and that his application was approved.

SEC. 153. Obligations of Commercial Associate Members

A Commercial Associate Member shall be subject to all of the provisions of these Bylaws and the Rules applicable to Class A Members including, without limitation, the obligations for dues, assessments and fines, except the following:

(A) those that are not applicable to the nature of his Membership such as the provisions respecting compliance with requirements for election to Membership, provisions for transfer of Membership and the like; and

(B) those that are inconsistent with the provisions of Sections 150 through 155.

SEC. 154. Rights and Privileges of Commercial Associate Members

A Commercial Associate Member shall have the following rights and privileges:

(A) the right to confer Commercial Associate Membership privileges on a partnership, corporation or other entity in accordance with such rules as may be established for that purpose;

(B) the right to act as a Floor Trader in transactions in all contracts traded on the Exchange only for his own account; and

(C) the right to act as a Floor Broker only in transactions in contracts designated as “Commercial Associate Contracts.”

SEC. 155. Limitations of Rights of Commercial Associate Members

Notwithstanding any other provision of Sections 150 through 155 and the subdivisions thereunder, a Commercial Associate Member shall not have any of the following rights or privileges:

(A) to transfer his Commercial Associate Membership voluntarily (nor shall any such Commercial Associate Membership be transferred by operation of law, and any purported transfer in violation of this Section 155 shall be null and void ab initio);

(B) to vote;

(C) to trade on the floor of the Exchange except as specified in Section 154;

(D) to clear contracts or to confer the right to become a clearing member on a partnership, a corporation or other entity;

(E) to participate in the distribution of any assets of the Exchange; and

(F) to become a member of the Board.

ARTICLE 2

MEETINGS OF MEMBERS

SEC. 200. Time and Place of Meetings of Members

All meetings of Members shall be held at such place within or without the State of Delaware and at such time as the Board shall designate.

SEC. 201. Annual Meeting

The Class B Member shall hold an annual meeting at the offices of the Exchange (x) no later than May 1, 2006 (except in the case of war or threat of war, industrial dispute or strike, governmental restrictions, power failures, riot, civil strife, terrorist activity, acts of God, fires, floods, natural or nuclear disaster and all similar extraordinary events outside the Corporation’s control, in which case the annual meeting shall occur as soon as practicable thereafter) and (y) thereafter during each month of May, to elect Directors of the Exchange in accordance with the Charter and these Bylaws and to transact such other business as may come before the meeting.

SEC. 202. Special Meetings of Owners of Class A Memberships

(A) Special meetings of owners of Class A Memberships may be called by the Board or by the Chairman in their discretion and shall be held at such time and place as determined in accordance with Section 200.

(B) Special meetings of owners of Class A Memberships shall be called by the Secretary upon receipt of a written demand of Class A Members entitled to cast 10% of the total number of votes entitled to be cast at such meeting, provided that such written demand relates to a matter set forth in Section 201(x), 202, 311, 500(B) or 501. Any notice to the Class A Members under Section 311(B)(1)(b) shall be accompanied by a response form through which a Class A Member may request a Special Meeting and the 10% threshold shall be deemed met if such forms, by themselves or collectively with one or more other written demands or petitions (which may be delivered by fax or electronically to the Secretary of the Exchange), reflect that the owners of at least 10% of the Class A Memberships are requesting a Special Meeting. Within one business day after any Member so requests a Special Meeting, the Secretary of the Exchange shall confirm (by fax or electronically, in addition to regular mail), to each Member submitting a response form, written demand or petition, receipt of such Member’s request and whether the 10% threshold has, or has not, at that time been met. The written demand may also specify the date of such special meeting (in which case such meeting date shall be a business day and not an Exchange holiday which is not less than 60 nor more than 90 days from the date of such written demand).

SEC. 203. Notice of Meeting

(A) Notice of the annual meeting of Members shall state the place, date and time of such meeting.

(B) Notice of any special meeting of Members shall state the place, date and time of such special meeting, the purposes for which such meeting is called and shall indicate that it is being issued by or at the direction of the person or persons calling the special meeting.

(C) The President or the Secretary shall issue all notices of meetings of Members.

(D) A copy of Notice of any meeting of Members shall be given personally or by delivery to a postal box located on the Exchange premises or by first class mail, postage prepaid and addressed to each Member at his address as it appears in the records of the Exchange. Notice of a meeting, when mailed in accordance with this Section 203(D), shall be effective when mailed. Notice of any meeting of Members shall be given not less than 15 days nor more than 60 days prior to the date of the meeting.

SEC. 204. Quorum of Members

The owners of at least one-third of the Class A Memberships whether present in person or by proxy, shall constitute a quorum for the transaction of any business at any meeting of Class A Members called with respect to any matter set forth in Section 201(x), 202, 311, 500(B) or 501. A majority of the Class A Members present may adjourn a meeting despite the absence of a quorum.

SEC. 205. Voting

(A) Each Class A Member shall be entitled to one vote for each Class A Membership owned of record by such Class A Member on all matters set forth in Section 201(x), 202, 311, 500(B) or 501. Any action to be taken by a vote of the Class A Members shall satisfy the applicable requirements of Section 500(B). Blank ballots or abstentions shall not be counted in the number of votes cast. Notwithstanding the foregoing, no Class A Member shall be entitled to vote on any matter while any dues, assessments, fees or fines remain unpaid or during any period of suspension. Except as set forth in Section 201(x), 202, 311, 500(B) or 501, the Class A Members shall have no voting rights.

(B) Directors shall be elected by the Class B Member in accordance with the Charter and these Bylaws.

(C) In order that the Exchange may determine the Class A Members or the Class B Member, as the case may be, entitled to notice of or to vote at any meeting of Class A Members or the Class B Member, as the case may be, or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 days nor less than 10 days before the date of such meeting. If no record date is fixed by the Board, the record date for determining Class A Members or the Class B Member, as the case may be, entitled to notice of or to vote at a meeting of Class A Members or the Class B Member, as the case may be, shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of Class A Members or the Class B Member, as the case may be, of record entitled to notice of or to vote at a meeting of Class A Members or the Class B Member, as the case may be, shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

SEC. 206. Proxies

(A) Any Member entitled to vote at a meeting of Members may authorize another Member to act for him by proxy.

(B) Every proxy must be in writing and signed by the authorizing Member.

(C) The Board may establish, from time to time, such terms and conditions as it deems appropriate to regulate voting by proxy.

ARTICLE 3

GOVERNMENT AND ADMINISTRATION

SEC. 300. Composition of the Board

The governance of the Exchange shall be vested in the Board, which shall consist of 15 persons elected by the Class B Member in accordance with Article SEVENTH of the Charter.

SEC. 301. Powers of the Board

(A) Except as set forth in Sections 201(x), 202, 311, 500(B) or 501, the Exchange shall be managed by the Board, which is vested with all powers necessary and proper for the government of the Exchange, the regulation and conduct of Members and Member Firms, and for the promotion of the welfare, objects and purposes of the Exchange. Except as set forth in Sections 201(x), 202, 311, 500(B) or 501, (i) the Board shall have control over and management of, the property, business and finances of the Exchange, and (ii) the Board may also adopt, amend, rescind or interpret the Rules and impose such fees, charges, dues and assessments, all as it deems necessary and appropriate.

(B) Without limiting the generality of the foregoing, the Board shall have the following powers, subject to Sections 201(x), 202, 311, 500(B) or 501:

(1) the Board may make such expenditures as it deems necessary for the best interests of the Exchange;

(2) the Board may fix, from time to time, the fees or other compensation to Directors and to members of any committee of the Board for services rendered in performing these duties as such; including, the compensation for Public Directors may differ from the compensation for other Directors;

(3) the Board shall have the power to take such action as may be necessary to effectuate any final order or decision of the Commission taken under authority of the Act and necessary to comply in all respects with any requirements applicable to the Exchange under the Act; and

(4) the Board shall have the power to adopt arbitration rules for the settlement of claims, grievances, disputes and controversies.

(C) The Board may designate by resolution, from time to time, such committees as it may deem necessary or appropriate, and delegate to such committees the authority of the Board to the extent provided in these Bylaws or in such resolution, subject to any applicable provision of law.

(D) With respect to Sections 201(x), 202, 311, 500(B) or 501, the Directors shall (i) not be liable to the Exchange or its Members by reason of the actions or omissions of the Class A Members and (ii) be entitled to indemnification and advancement of expenses as provided in Section 360 of these Bylaws.

SEC. 302. Chairman of the Board

(A) The Class B Member shall designate the Chairman of NYMEX Holdings as the Chairman.

(B) The Chairman shall be an ex-officio member of all Committees.

(C) The Chairman shall have such authority and perform such duties as are incident to his office. He shall present any reports of the Board at meetings of Members. Whenever he deems it appropriate, the Chairman may communicate to the Board or to the Members any ideas and suggestions that tend, in his opinion, to promote the welfare and usefulness of the Exchange. The Chairman shall have a vote on all questions at all meetings of the Board or of the Members.

SEC. 303. Vice Chairman of the Board

(A) The Class B Member shall designate the Vice Chairman of NYMEX Holdings as the Vice Chairman.

(B) If the Chairman is absent or unable to perform his duties, then the Vice Chairman shall exercise and shall perform the duties of the Chairman. If both the Chairman and the Vice Chairman are absent or unable to perform the duties of Chairman, then the President shall exercise and perform the duties of the Chairman. If the Chairman, Vice Chairman and President are all absent or unable to perform the duties of Chairman, then a quorum of the Board, by majority vote, may chose an acting chairman from the remaining Directors.

SEC. 304. Resignation and Removal of Directors

Any Director may resign at any time by tendering written notice of his resignation to the Board. Any resignation, unless conditioned on acceptance, will be effective on the date stated in the notice or, if no date is stated, on the date tendered. Further, (x) a resignation from the Board shall be deemed to be a simultaneous resignation from the board of directors at NYMEX Holdings, and (y) a resignation from the board of directors of NYMEX Holdings shall be deemed to be a simultaneous resignation from the Board. The Class B Member shall take such action, including, without limitation, removing a Director, as required to ensure that the members of the Board are identical to the members of the board of directors of the Class B Member.

SEC. 305. Filling of Vacancies

(A) In the event there is a vacancy among the Directors caused by the death, removal or resignation of a Director, such vacancy shall be filled by a vote of the Class B Member.

(B) A Director appointed to fill a vacancy under this Section 305, shall hold office until the next annual meeting of Members and until his successor is elected or appointed and qualified. Such successor, and any person elected to fill an unfilled vacancy or to replace a resigning Director, shall be elected for a term of such length as would have remained in the term of the Director whose death, removal or resignation caused the vacancy. If no time would have remained in such term, then such successor shall be elected for a full term.

SEC. 306. Meetings of the Board

The Board may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as may from time to time be determined by the Board. Special meetings of the Board may be called by the Chairman, if there be one, the President, or by a majority of the Directors. Notice thereof stating the place, date and hour of the meeting shall be given to each Director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, telegram or electronic means on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

SEC. 307. Quorum

A majority of the entire Board shall constitute a quorum. A majority of Directors present, whether or not a quorum exists, may adjourn any meeting to another time or place. Unless specifically provided otherwise in these Bylaws or by any applicable law, any action taken by a vote of a majority of the Directors present at a meeting at which there is a quorum shall be the act of the Board.

SEC. 308. Action by Consent

Any action required or permitted to be taken by the Board may be taken without a meeting if all of the Directors consent in writing to the adoption of a resolution authorizing such action. The resolution and the written consents of the Directors shall be filed with the minutes of the proceedings of the Board.

SEC. 309. Telephone Participation

One or more Directors may participate in a meeting of the Board by means of conference telephone or similar communications devices allowing all persons participating at the meeting to hear each other at the same time. Such participation shall constitute presence in person at the meeting.

SEC. 310. Rules of Order

The Board shall have the authority to make rules governing its own conduct and proceedings.

SEC. 311. Class A Member Rights

(A) For as long as open outcry trading exists at the Exchange (but in all events until March 14, 2011), the Exchange shall (i) maintain the Exchange’s current facility for such open outcry market, or a facility comparable thereto, for the dissemination of price information and for trading, clearing and delivery and (ii) provide reasonable financial support (consistent with the calendar year 2005 budget levels established by NYMEX Holdings, on a consolidated basis, increased annually to reflect the approximate percentage by which expenses have increased for NYMEX Holdings, on a consolidated basis, for that year (but by not less than the rate of inflation) and, if applicable, to reflect additional expenses relating to additional trading floors and their respective back-up sites (and comparable increases)) for technology, marketing and research for open outcry markets (except that such support may be reduced reasonably for that budget year and for subsequent budget years if open outcry trading ceases in one or more contracts because such contracts are no longer Liquid Contracts).

(B) (1) For purposes of this Section 311, the matters set forth in Subsections (C) through (H) below shall be deemed to be “Special Matters;” provided, that from and after March 14, 2011 if (i) a product is no longer a Liquid Contract because of the provisions of Section 311(C)(2) or (ii) the Class A Members vote in compliance with Section 500(B) to eliminate that product from the Special Matters, then the Special Matters provisions shall no longer apply to that product. Any action with respect to any Special Matters may be taken only if:

(a) the Board votes to take action on a Special Matter and the requirements of Section 500(B) of these Bylaws are satisfied; or

(b) the Board votes to take action on a Special Matter in respect of which Section 500(B) does not require the consent of the owners of 75% of all of the Class A Memberships and within fifteen (15) days after the giving of written notice (which will be by facsimile or electronic mail from the Secretary of the Exchange) of such Board action in reasonable detail to the owners of Class A Memberships in accordance with Article 2,

(x) the owners of Class A Memberships do not make written demand for a special meeting that complies with the requirements of Section 202(B); or

(y) the owners of Class A Memberships do make written demand for a special meeting that complies with the applicable requirements of Section 202(B) and at such special meeting the owners of Class A Memberships approve such action in accordance with the requirements of Section 500(B).

(2) Notwithstanding the provisions of Section 311(B)(1), these procedures shall not apply to emergency actions taken pursuant to Article 7 of these Bylaws and also shall not apply to any other action taken by the Board as may be required by regulation or law. The Board will use best efforts to take steps necessary (unless otherwise required by law) to ensure that any temporary, emergency rule enacted by the Board pursuant to an emergency action is consistent with the rights granted to Members pursuant to these Bylaws and the Rules.

For purposes of this Section 311, the category of Core Products shall be comprised of the following listed Exchange contracts and also shall include any new NYMEX Division product that may be listed by the Exchange for trading by open outcry (or similar or “look-alike” contracts or products or successor or similar contracts or products):

New York Harbor No. 2 Heating Oil Futures

New York Harbor No. 2 Heating Oil Options

New York Harbor No. 2 Unleaded Gasoline Futures

New York Harbor No. 2 Unleaded Gasoline Options

New York Harbor Gasoline Blendstock for Oxygen Blending (RBOB) Futures

New York Harbor Gasoline Blendstock for Oxygen Blending (RBOB) Options

Natural Gas Futures

Natural Gas Options

Light, Sweet Crude Oil Futures

Light, Sweet Crude Oil Options

Heating Oil-Crude Oil Spread Option

Unleaded Gasoline-Crude Oil Spread Option

Crude Oil Calendar Spread Option

Heating Oil Calendar Spread Option

Unleaded Gasoline Calendar Spread Option

Natural Gas Calendar Spread Option

Platinum Futures

Platinum Option.

Palladium Futures

Liquefied Propane Gas Futures

NYMEX Natural Gas Mini Futures

NYMEX Light Sweet Crude Oil Mini Futures

NYMEX Heating Oil Mini Futures

NYMEX Unleaded Gasoline Mini Futures

Henry Hub Swap Futures

Crude Oil Look-Alike Option

Natural Gas Look-Alike Option

Crude Oil Average Price Option

New York Harbor Unleaded Gasoline Average Price Option

New York Harbor Heating Oil Average Price Option

Henry Hub Natural Gas Penultimate Swap Futures

Brent Crude Oil Futures

Brent Crude Oil Options

Brent Crude Oil miNY™ Futures

Northwest Europe Gasoil Futures

(C) In addition to the matters set forth in Subsections (D) through (H), and for as long as open outcry trading exists at the Exchange (but in all events until March 14, 2011), Special Matters shall include the following:

(1) the elimination of any product from a Class A Member’s trading rights and privileges or the imposition of any restrictions or limitations on these rights and privileges (including, without limitation, the right to lease a Class A Member’s trading rights);

(2) (x) elimination or suspension of or (y) restrictions, in each case on open outcry trading, except that, if a product no longer qualifies as a Liquid Contract, then this clause (C)(2) is permanently rendered null and void as a Special Matter as applied to that particular product. For purposes of this subsection 2, a Liquid Contract is a futures or options contract listed for trading on the Exchange where the total trading volume executed by open outcry in the applicable trading ring for that contract for the most recent three month period is at least 20% or more of the total trading volume executed by open outcry in the applicable trading ring for that contract for the three month period immediately preceding the most recent three months; provided that a Contract shall be deemed a Liquid Contract even if it fails to meet such threshold during any period where the Board has taken emergency action;

(3) an increase or decrease in the number of Class A Memberships; provided that this Section 311(C)(3) shall remain in effect even if open outcry trading no longer exists at the Exchange;

(4) (i) any new category of fees or category of charges of any kind generally applicable to Class A Members and not specifically related to a product or type of product, and (ii) for Core Products only, any change in fees of any kind including, without limitation, Exchange fees for obtaining additional electronic trading privileges from the Exchange (and, in the case of both clauses (i) and (ii), whether for Members or non-members, for open outcry or electronic trading, or otherwise) except that the Exchange may implement new fees in connection with new transaction procedures, such as block trading, on the Exchange where the fees for such new transaction procedures are reasonable and are equivalent to fees for similar or related types of transaction procedures;

(5) issuance of trading permits for current open outcry products;

(6) material changes to the Membership, eligibility or capital requirements to become a Member, Member Firm or clearing member, to lease a membership or to exercise the associated trading or clearing rights or privileges;

(7) any change in the Regular Trading Hours, but not including a temporary change on business days preceding an official Exchange holiday and not including any change in trading hours implemented by the Exchange in response to a physical or other emergency;

(8) unless required by law or regulation, changes to the Exchange’s current procedure and mechanism for setting margin requirements;

(9) if a new product is introduced on the Exchange that is not traded by open outcry, the Exchange will commence open outcry trading if so requested by written petition, in a form and manner reasonably established by the Exchange, by the owners of a majority of the Class A Memberships then outstanding; provided that the Board may determine to end such open outcry trading if, on any annual anniversary of the commencement of open outcry trading in that product, open outcry volume for that year is not at least 20% of the total volume for that product (open outcry volume plus electronic volume) for that year; and

(10) material changes to the eligibility criteria and composition of the Regular Committees.

(D) (1) Any dispute as to whether the rights of the owners of the Class A Memberships concerning a Special Matter have been violated (a “Dispute”) will be submitted to mandatory and binding arbitration, in New York, New York, before three arbitrators under the Comprehensive Arbitration Rules and Procedures of Judicial Arbitration and Mediations Services, Inc. (“JAMS”) (or if JAMS is no longer in existence, the Commercial Arbitration Rules of the American Arbitration Association). Neither party shall be liable to the other for consequential, punitive or monetary damages in connection with a Dispute, except in respect of out-of-pocket expenses as provided below.

(2) If the owners of a majority of the Class A Memberships then outstanding provide written notice to the Exchange of their consent to bring a proceeding related to a Dispute, then (i) the Exchange will advance the Class A Members reasonable out-of-pocket expenses related to such Dispute, including without limitation legal fees and disbursements, subject to pro rata repayment by the Class A Members in the event that the arbitrators rule in favor of the Exchange with respect to such Dispute, and (ii) implementation of the proposal in question will be stayed until the arbitration of that Dispute is completed and a decision rendered. If the owners of a majority of the Class A Memberships then outstanding do not so consent, then (x) the preceding sentence shall not apply, (y) the non-prevailing party in such Dispute shall pay the reasonable out-of-pocket expenses of the prevailing party related to such Dispute, including without limitation legal fees and disbursements, and (z) the arbitrators shall have the power to determine whether to stay (and if so, for how long) implementation of the proposal in question.

(E) As further provided by Section 500(B), the consent of the owners of 75% of all of the Class A Memberships shall be required for any transaction, regardless of form, the effect of which is to cause the Clearing House to no longer be wholly-owned by the Exchange.

(F) (1) For products traded electronically, including, without limitation, NYMEX miNY, for each Class A Membership owned or leased by an individual Class A Member, such Member (in addition to the right to trade on the trading floor) will be authorized by the Exchange to utilize up to four simultaneous electronic trading privileges for an owner (one for the owner plus three others) or up to two simultaneous electronic trading privileges for a lessee (one for the lessee plus one other) for the exercise of his member trading rights with the related member rates. In all cases, such privileges can only be utilized for the account of the owner or lessee individual Class A Member who granted such privileges. These electronic trading privileges can only be leased together with the related Class A Membership and only to an individual.

(2) For products traded electronically, Member Firms and Member Clearing Firms will continue to be initially authorized by the Exchange to utilize without charge a number of simultaneous electronic trading privileges consistent with the number of Class A Memberships owned by such Firm for the exercise of their member trading rights with the related member rates, and Member Firms and Member Clearing Firms additionally may request from the Exchange additional electronic trading privileges for the exercise of their member trading rights with the related member rates, for which the Exchange will charge a standard fee to Member Firms and Member Clearing Firms for each such additional electronic trading privilege.

(G) If the Exchange determines, which determination must be consistent with all related protections and safeguards included in this Section 311, to terminate permanently all open outcry floor trading for a particular listed product on the NYMEX Division and instead to list such NYMEX Division product for trading only via electronic trading, or at least 90% of contract volume of such applicable NYMEX Division product is from electronic trading, then in such case the owners of Class A memberships shall, at the time of termination or shift to electronic trading, thereafter be entitled to receive in perpetuity (or until the Exchange no longer lists such NYMEX product to be traded electronically) the greater of the following:

(x) 10% of the gross Exchange revenues attributable to all revenue, but not including market data fees or revenues from bilateral transactions cleared through NYMEX ClearPort Clearing (or its successor), from the electronic trading of such applicable NYMEX Division product; or

(y) 100% of the revenue from any additional special fee or surcharge that may be imposed by the Exchange on the transaction fees applicable to the electronic trading of such applicable NYMEX Division product.

(H) The owners of Class A memberships shall be entitled to receive the fees (net of applicable expenses directly related to the establishment and maintenance of the Program) charged by the Exchange to participants in the NYMEX miNY™ Designee Program for NYMEX miNYs traded on the floor of the Exchange (the “Program”), for as long as such Program exists; such fees will be allocated and distributed to the owners of Class A memberships.

SEC. 350. Officers

The Board shall appoint a President, a Secretary and a Treasurer. The Board may appoint one or more Vice Presidents, and may classify such Vice Presidents, and may appoint such other officers as the Board may determine. Any officer appointed under this Section may be removed by the Board, with or without cause. Any person may hold two or more offices. The officers of the Exchange (other than the Chairman, the Vice Chairman and the Treasurer) shall not be Members of the Exchange nor, except in the case of the Chairman, the Vice Chairman and the Treasurer, need such officers be Directors.

SEC. 351. President

(A) The President shall be the chief executive officer of the Exchange, responsible to the Board for the management and administration of all Exchange activities. He shall not engage in any other business (other than as a director, officer or employee of NYMEX Holdings) during his incumbency, nor shall he trade, directly or indirectly, for his own account or for the account of anyone else, in any commodity futures, options contract or other product. He shall, by his acceptance of the office of President, be obliged to uphold the Charter, these Bylaws and the Rules. He shall engage such employees as he may determine are required for the efficient management and operation of the Exchange and shall fix the duties, responsibilities and terms and conditions of their employment; provided, however, that the President shall not enter into any contracts of employment on behalf of the Exchange unless authorized to do so by the Board.

(B) In addition to all other powers and duties set forth in these Bylaws and the Rules, the President shall perform all functions delegated to him by the Board or by the Chairman and shall facilitate the activities of Exchange committees.

(C) The President shall make an annual report to the Board that shall analyze the effectiveness of the Exchange’s Compliance and Disciplinary Program. Such report shall include the following:

(1) Compliance and Disciplinary Program expenditures relative to the volume of trading in each contract;

(2) description of compliance staff size, organization, duties, and responsibilities, investigations commenced and completed, disciplinary actions commenced and completed and other activities;

(3) description of the actions of Exchange Disciplinary Committee; and,

(4) recommendations for any Bylaw, Rule, procedure, staff or operating changes. The President’s report shall become a permanent part of the Exchange’s compliance records and shall be presented to the Board and any Exchange committee responsible for the compliance budget and expenditures.

SEC. 352. Executive Vice President

The Vice President, who is designated Executive Vice President, shall have such duties and authority as provided in these Bylaws or the Rules or by the Board. Subject to the approval of the Board, the Executive Vice President may delegate all or any part of his authority to other officers of the Exchange.

SEC. 353. Vice Presidents

Each Vice President shall have the authority and shall perform such duties as provided in these Bylaws or the Rules or by the Board. Subject to the approval of the Board, any Vice President may delegate all or any part of his authority to other officers of the Exchange.

SEC. 354. Secretary; Assistant Secretary

The Secretary and any Assistant Secretary shall attend all meetings of the Board and of Members and keep an official record of the proceedings; give notice of meetings of Members or of the Board as provided in these Bylaws and the Rules or as required by law; give all other notices required to be given; be the custodian of the books, records and corporate seal of the Exchange and attest, on behalf of the Exchange in all contracts and other documents requiring authentication; and shall have such other authority and perform such other duties as provided in these Bylaws and the Rules or by the Board. Subject to the approval of the Board, the Secretary may delegate to other officers of the Exchange all or any part of his authority.

SEC. 355. Treasurer

The Treasurer, along with the Chief Financial Officer, if there be one, shall be responsible to the Board for proper accounting and reporting of the funds of the Exchange.

SEC. 356. Assistant Treasurer

Any Assistant Treasurer shall have such authority and perform such duties as prescribed in these Bylaws and the Rules, or by the Board, the President or the Treasurer.

SEC. 360. Indemnification of Directors, Officers and Employees

(A) Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Exchange. Subject to subsection (C) of this Section 360, the Exchange shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Exchange), by reason of the fact that such person is or was a Director or officer of the Exchange, or is or was a Director or officer of the Exchange serving at the request of the Exchange as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Exchange, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Exchange, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

(B) Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Exchange. Subject to subsection (C) of this Section 360, the Exchange shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Exchange to procure a judgment in its favor by reason of the fact that such person is or was a Director or officer of the Exchange, or is or was a Director or officer of the Exchange serving at the request of the Exchange as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Exchange; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Exchange unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(C) Authorization of Indemnification. Any indemnification under this Section 360 (unless ordered by a court) shall be made by the Exchange only as authorized in the specific case upon a determination that indemnification of the present or former Director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsection (A) or subsection (B) of this Section 360, as the case may be. Such determination shall be made, with respect to a person who is a Director or officer at the time of such determination, (i) by a majority vote of the Directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such Directors designated by a majority vote of such Directors, even though less than a quorum, or (iii) if there are no such Directors, or if such Directors so direct, by independent legal counsel in a written opinion. Such determination shall be made, with respect to former Directors and officers, by any person or persons having the authority to act on the matter on behalf of the Exchange. To the extent, however, that a present or former Director or officer of the Exchange has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

(D) Good Faith Defined. For purposes of any determination under subsection (C) of this Section 360, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Exchange, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Exchange or another enterprise, or on information supplied to such person by the officers of the Exchange or another enterprise in the course of their duties, or on the advice of legal counsel for the Exchange or another enterprise or on information or records given or reports made to the Exchange or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Exchange or another enterprise. The provisions of this subsection (D) of this Section 360 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in subsection (A) or subsection (B) of this Section 360, as the case may be.

(E) Indemnification by a Court. Notwithstanding any contrary determination in the specific case under subsection (C) of this Section 360, and notwithstanding the absence of any determination thereunder, any Director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under subsection (A) or subsection (B) of this Section 360. The basis of such indemnification by a court shall be a determination by such court that indemnification of the Director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsection (A) or subsection (B) of this Section 360, as the case may be. Neither a contrary determination in the specific case under subsection (C) of this Section 360 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the Director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this subsection (E) of this Section 360 shall be given to the Exchange promptly upon the filing of such application. If successful, in whole or in part, the Director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

(F) Expenses Payable in Advance. Expenses (including attorneys’ fees) incurred by a Director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Exchange in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Exchange as authorized in this Section 360. Such expenses (including attorneys’ fees) incurred by former Directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Exchange deems appropriate.

(G) Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 360 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these Bylaws, agreement, vote of Members or disinterested Directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Exchange that indemnification of the persons specified in subsection (A) and subsection (B) of this Section 360 shall be made to the fullest extent permitted by law. The provisions of this Section 360 shall not be deemed to preclude the indemnification of any person who is not specified in subsection (A) or subsection (B) of this Section 360 but whom the Exchange has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

(H) Insurance. The Exchange may purchase and maintain insurance on behalf of any person who is or was a Director or officer of the Exchange, or is or was a Director or officer of the Exchange serving at the request of the Exchange as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Exchange would have the power or the obligation to indemnify such person against such liability under the provisions of this Section 360.

(I) Certain Definitions. For purposes of this Section 360, references to the “Exchange” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 360 with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Section 360 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Exchange as a director, officer, employee or agent. For purposes of this Section 360, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Exchange” shall include any service as a Director, officer, employee or agent of the Exchange which imposes duties on, or involves services by, such Director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Exchange” as referred to in this Section 360.

(J) Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 360 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

(K) Limitation on Indemnification. Notwithstanding anything contained in this Section 360 to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by subsection (E) of this Section 360), the Exchange shall not be obligated to indemnify any Director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of the Exchange.

(L) Indemnification of Employees and Agents. The Exchange may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Exchange similar to those conferred in this Section 360 to Directors and officers of the Exchange.

ARTICLE 4

COMMITTEES

SEC. 400. Committee Designation

(A) The Exchange shall have such Standing Committees, Special Committees and Regular Committees as are provided in these Bylaws or the Rules. The Board may appoint Regular Committees in addition to those named in these Bylaws or the Rules.

(B) The Board shall appoint the following Regular Committees: an Adjudication Committee, an Appeals Committee, an Arbitration Committee, a Business Conduct Committee, a Control Committee, a Finance Committee, a Floor Committee and a Membership Committee.

SEC. 401. Executive Committee

(A) The Board shall appoint an Executive Committee which shall consist of those persons who serve as members of the Executive Committee of NYMEX Holdings.

(B) The Executive Committee shall have and may exercise the authority of the Board. The Executive Committee shall have the power to perform other duties as are specified by the Board or as are provided in these Bylaws and the Rules.

(C) Any action taken by the Executive Committee shall be submitted to the Board at its next meeting for ratification. Except to the extent that the rights of third parties acquired by such action may be impaired, the Board may amend or rescind any such action.

SEC. 402. Powers of Committees

(A) A Standing Committee shall have the authority of the Board to the extent provided in these Bylaws, the Rules or any resolutions of the Board and subject to applicable provisions of law.

(B) A Special Committee shall have only the powers specifically delegated to it by the Board and shall not have any powers that a Standing Committee may not exercise under applicable provisions of law.

(C) A Regular Committee shall have such powers as may be delegated to it in these Bylaws or the Rules or by the Board; provided, however, that such powers shall in no case exceed the powers that the Board may delegate lawfully to an officer of the Exchange.

(D) All committees shall have all powers necessary incident to the discharge of their duties.

SEC. 403. Composition of Committees

(A) A Standing Committee shall consist of at least three members, all of whom shall be Directors. The Board, by resolution adopted by a majority of the entire Board, may designate Standing Committees from among the Directors.

(B) A Special Committee shall consist of as many members of the Board as the Chairman, with the consent of the Board, shall appoint. All members of a Special Committee shall be Directors.

(C) Except as provided in Section 311(C)(11), a Regular Committee shall be composed of such persons as the Chairman with the consent of the Board shall appoint or as the Class B Member may elect as provided in these Bylaws or the Rules.

(D) Except as otherwise provided in these Bylaws or the Rules, the Chairman shall appoint a chairman of each committee and may appoint such vice chairman of any committee as he deems desirable.

SEC. 404. Term of Committees

Unless otherwise specifically provided in these Bylaws or the Rules, members of any committee shall hold office until the first meeting of the Board following the annual meeting of Members and until their successors are appointed.

SEC. 405. Removal, Resignation and Vacancies

(A) Members of committees hold office subject to the discretion of the Board. A member of a committee elected or appointed by the Board may be removed with or without cause.

(B) A member of a committee or of any subcommittee may resign at any time by tendering written notice of his resignation to the Chairman. Unless contingent upon acceptance, such resignation will be effective on the date specified, or if no date is specified, on the date tendered. A member of a Standing Committee or Special Committee shall cease to be a committee member upon the termination of his membership on the Board.

(C) The Chairman may remove with the consent of the Board, with or without cause, any chairman of a committee, vice chairman of a committee or any member of a committee whom he has appointed.

(D) In the event there is a vacancy on a Standing Committee, the Board may fill such vacancy. In the event there is a vacancy on a Special Committee or a Regular Committee, the Chairman, with the consent of the Board, may fill such vacancy.

SEC. 406. Meetings of Committees

(A) Unless otherwise specifically provided in the Rules, regular meetings of committees and subcommittees shall be held on such date and at such time as the committee or subcommittee shall determine.

(B) The chairman of any committee or any subcommittee shall have the authority to call a special meeting of such committee or subcommittee to be held on such date and at such time as the chairman of such committee shall determine.

(C) Notice of all meetings of committees and subcommittees may be in writing, by telephone, or by other means of communication. Such notice shall be made not less than one hour before such meeting.

(D) Any action required or permitted to be taken by a committee or subcommittee may be taken without a meeting if all the members of the committee or subcommittee consent in writing to the adoption of a resolution authorizing such action.

(E) Any one or more members of a committee or subcommittee may participate in a meeting by means of a conference telephone or similar communications device allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

SEC. 407. Quorum; Vote

(A) Unless otherwise specifically provided in these Bylaws or the Rules, one-third of the members of a committee or any subcommittee shall constitute a quorum for the transaction of business.

(B) Unless otherwise specifically provided in these Bylaws or the Rules, any action taken by a majority of members of a committee or subcommittee present at a meeting at which a quorum is present shall be a valid action of the committee or subcommittee.

SEC. 408. Subcommittees Authorized

The Board may designate, at any time, from its members, a subcommittee, or subcommittees, as it may deem necessary or appropriate. Each subcommittee shall have all of the authority of the committee to the extent provided in such designation, in these Bylaws or in the Rules subject to any applicable provision of law.

SEC. 409. Alternates

(A) The Board may designate one or more Directors as alternate members of any standing committee.

(B) The Chairman may designate one or more Directors as alternate members of any special committee.

(C) The Chairman, with the consent of the Board, may designate one or more persons as alternate members of a regular committee.

(D) Any alternate or alternate committee member appointed or elected pursuant to this Section 409 may replace one or more absent members of any such committee.

ARTICLE 5

AMENDMENTS TO BYLAWS AND RULES

SEC. 500. Amendments of Bylaws

(A) Other than Section 201(x), 202, 311, 500(B) or 501 (which Sections may not be supplemented or expanded without the consent of the Class A Members and the Class B Member), any Bylaw may be adopted, amended, modified, eliminated, waived or deleted by the affirmative vote of two-thirds of the entire Board at any regular or special meeting thereof.

(B)

(1) Section 202, 311, 500(B) or 501 may only be amended, modified, eliminated, waived or deleted in any way (but any supplement or expansion of such Sections shall require the consent of the Class A Members and the Class B Member) with the consent of the owners of a majority of the Class A Memberships represented in person or by proxy and entitled to vote at a meeting of Class A Members duly called for such purpose, except for (a) Sections 201(x), 311(A), (C)(2)(x), (C)(3), (E), (G) and (H), and this clause of Section 500(B) relating to Sections 201(x), 311(A), (C)(2)(x), (C)(3), (E), (G) and (H), which may only be amended, modified, eliminated, waived, deleted, supplemented or expanded in any way (but any supplement or expansion of such Sections shall require the consent of the Class A Members and Class B Member) with the consent of the owners of 75% of all of the Class A Memberships, and (b) Section 311(C)(1) and this clause of Section 500(B) relating to Section 311(C)(1), which may only be amended, modified, eliminated, waived, deleted, supplemented or expanded in any way (but any supplement or expansion of such Section shall require the consent of the Class A Members and Class B Member) with the consent of the owners of a majority of all of the Class A Memberships.

(2) In addition to any Class A Member vote required under Section 500(B)(1), (a) any amendment, modification, elimination, waiver, deletion or expansion of or supplement to the certificate of incorporation or bylaws of NYMEX Holdings or the certificate of incorporation of the Corporation which could adversely affect any rights of the Class A Members under or in connection with either (x)(i) Sections 201(x), 311(A), (C)(2)(x), (C)(3), (E), (G) and (H), or (ii) this clause of Section 500(B) relating to Sections 201(x), 311(A), (C)(2)(x), (C)(3), (E), (G) and (H), shall require in the case of clause (x)(i) or (x)(ii) the concurrence of the owners of 75% of all of the Class A Memberships, or (y) this clause of Section 500(B) relating to Section 311(C)(1), shall require the concurrence of the owners of a majority of all of the Class A Memberships, (b) any amendment, modification, elimination, waiver, deletion or expansion of or supplement to the certificate of incorporation or bylaws of NYMEX Holdings or the certificate of incorporation of the Corporation as to which the Class A Members have the right to vote but which are not referred to in Section 500(B)(1) or 500(B)(2)(a) shall require the concurrence of the owners of a majority of the Class A Memberships entitled to vote and represented in person or by proxy at a Special Meeting of Class A Members duly called for such purpose, and (c) any Special Matter in respect of which Section 500(B) does not require the consent of the owners of a majority or 75%, as the case may be, of all

Class A Memberships which has been approved by the Board and as to which the owners of Class A Memberships have demanded a vote of the Class A Members as contemplated by Section 202 shall require the consent of the owners of a majority of the Class A Memberships entitled to vote and represented in person or by proxy at a Special Meeting of Class A Members duly called for such purpose. The Special Meeting to obtain the requisite consent shall be called in accordance with Article 2.

(3) Notice of the proposed Bylaw, amendment, modification, elimination, waiver or deletion (including with respect to the certificate of incorporation or bylaws of NYMEX Holdings or the certificate of incorporation of the Corporation) contemplated by this Section 500(B) must be given in accordance with Section 203 and shall specifically set forth the entire Bylaw, amendment, modification, elimination, waiver or deletion proposed and otherwise provide disclosure concerning the same in reasonable detail.

SEC. 501. Amendment of Rules

Other than a Rule which would amend, modify, eliminate, waive, delete, expand or supplement Section 201(x), 202, 311, 500(B) or 501, any Rule may be added, amended, modified, eliminated, waived, deleted, expanded or supplemented by the affirmative vote of a majority of the entire Board.

SEC. 502. Amendments Affecting Existing Contracts

Unless provided to the contrary in these Bylaws or the Rules or in the resolution adopting an amendment, or deletion of these Bylaws or the Rules, any amendment or deletion of these Bylaws or of the Rules that relates to products traded on the Exchange shall be binding on contracts entered into before and after such amendment or deletion. Unless provided to the contrary in a resolution adopting an amendment, or deletion that affects the amount of money to be paid, or grade, quality or quantity of merchandise to be received, under any contract shall be effective only with respect to the delivery month immediately following the last delivery month in which there is an open position on the date such amendment or deletion becomes effective.

SEC. 503. Effective Date of Amendments

All Bylaws, Rules and amendments thereto are effective and binding on Members and shall govern all matters to which they are applicable ten days following receipt of prior approval from the Commission or following receipt of notification that such prior approval is unnecessary or at such date as is fixed by the Board.

SEC. 504. Technical Amendments

Subject to Sections 201(x), 202, 311, 500(B) or 501, the Board, by majority vote at any meeting, may change the numbers and captions of these Bylaws and the Rules or amend these Bylaws and the Rules to correct cross references to Bylaws, Rules, statutes, regulations or to correct typographical errors of similar matters. The Board may make such changes effective immediately.

ARTICLE 6

CLEARING DEPARTMENT

SEC. 600. Purpose

All contracts made in accordance with these Bylaws and the Rules, shall be cleared through the Clearing Department or another clearing facility designated by the Board.

SEC. 601. Qualifications

The Clearing Department or a facility designated by the Board shall prescribe the qualifications of its own members. No person shall be eligible to clear Exchange contracts who is not a Class A Member or Member Firm.

SEC. 602. Principle of Substitution

When a contract is cleared through the Clearing Department, the Clearing Department shall be deemed substituted as Seller to the Buyer, and as Buyer to the Seller, and thereupon shall have all the rights and be subject to all the liabilities of the Buyer and Seller with respect to such contract.

ARTICLE 7

EMERGENCIES

SEC. 700. Definitions

As used in this Article 7 of these Bylaws:

(A) The term “emergency” shall mean any occurrence, circumstance or event as defined by the Commission in accordance with the applicable provisions of the Act that in the opinion of the Board requires immediate action and threatens or may threaten such things as the fair and orderly trading or liquidation of any commodity futures or options contract traded on the Exchange. Occurrences, circumstances or events that the Board may deem emergencies are limited to:

(1) any manipulative activity or attempted manipulative activity;

(2) any actual, attempted or threatened corner, squeeze, congestion or undue concentration of positions;

(3) any circumstance or circumstances that may materially affect the ability to satisfy the obligations arising under futures or options contracts traded on the Exchange;

(4) any action taken by or against the government of the United States, any foreign government, any state or local government, or by any other Exchange, any board of trade or trade association, whether foreign or domestic, which action may have a direct impact on trading on the Exchange;

(5) any circumstance that may have a severe, adverse effect on the physical functions of the Exchange including, for example, fires or other casualties, bomb threats, substantial inclement weather, power failures, communication or transportation breakdowns, computer system breakdowns, screen-based trading system breakdowns and malfunctions of plumbing, heating, ventilation and air conditioning systems;

(6) the bankruptcy or insolvency of any Class A Member or Member Firm or the imposition or service of any lien, attachment, execution or other levy or an injunction or other restraint against a Class A Member or Member Firm or their assets by any governmental agency, court, arbitrator or judgment creditor which event may affect the ability of the Class A Member or Member Firm to perform on its contracts or otherwise to engage in business;

(7) the occurrence of a “Reportable Emergency Event” or “Financial Emergency” with respect to a Class A Member or Member Firm, as defined in Section 850(C) or (D) of these Bylaws;

(8) any circumstance in which it appears, in the judgment of the Board, that a Class A Member or Member Firm: (i) has failed to perform on its futures or options contracts, or (ii) is insolvent or is in such financial or operational condition or is conducting its business in such a manner that such Class A Member or Member Firm cannot be allowed to continue its business without jeopardizing the safety of customer funds, of any Class A Member or of the Exchange; or

(9) any other unusual, unforeseeable and adverse circumstance with respect to which it is not practicable for the Exchange to submit, in timely fashion, a rule to the Commission for prior review.

(B) The term “two-thirds vote of the Board” shall mean the affirmative vote of members of the Board constituting two-thirds of the Board, either (i) physically present and voting at a meeting at which a quorum of the Board is physically in attendance or (ii) voting in any manner other than at a meeting at which a quorum is physically in attendance as permitted by the DGCL.

(C) The term “physical emergency” shall mean, in addition to those events that are set forth in this Section 700(A)(5), any computer malfunction, backlog or delay in clearing trades or in processing any documents relating to clearing trades, any floor occurrences that threaten an orderly market, or any similar events.

(D) The term “temporary emergency rule” shall mean a rule or resolution adopted, under this Article 7 of these Bylaws, to meet an emergency.

SEC. 701. Emergency Action

(A) In the event of an emergency, the Exchange, by two-thirds vote of the Board and subject to the applicable provisions of the Act, and to the applicable rules and regulations promulgated thereunder, may adopt and place into immediate effect a temporary emergency rule.

(B) A temporary emergency rule, including any modification thereof, may not extend beyond the duration of the emergency as determined by the Board. In no event, however, shall such a temporary emergency rule, or any modification thereof, extend for more than 90 days after the temporary emergency rule is placed in effect.

(C) Any temporary emergency rule may provide for, or may authorize the Exchange, the Board or any Committee of the Exchange to undertake actions that, in the sole discretion of the Board or of any Committee, are necessary or appropriate to meet the emergency including, but not limited to, such actions as:

(1) limiting trading to liquidation only, in whole or in part, or limiting trading to liquidation only except for new transactions in futures or options contracts by parties who have the commodity to deliver pursuant to such sales;

(2) extending or shortening the expiration date for trading in futures or options contracts;

(3) extending the time of delivery under futures contracts or expiration of futures or options contracts;

(4) changing delivery points, the manner of delivery or the means of delivery;

(5) modifying price limits;

(6) modifying circuit breakers;

(7) ordering the liquidation of futures and/or options contracts, the fixing of a settlement price or the reduction of positions held by or for any or all Class A Members, Member Firms or customers;

(8) ordering the transfer of futures and/or options contracts and the money, securities and property securing such contracts held by or on behalf of customers by a Class A Member or Member Firm to another Class A Member or Member Firm or to other Class A Members or Member Firms willing or obligated to assume such contracts;

(9) extending, limiting or changing hours of trading;

(10) suspending trading; and

(11) modifying or suspending any provision of the rules of the contract market, including any contract market prohibition against dual trading.

SEC. 702. Action by Board

(A) In an emergency, or to determine whether an emergency exists, a meeting of the Board may be convened without notice.

(B) In the event of an emergency where a quorum of the Board is unavailable, all trading on the Exchange may be suspended by an affirmative vote of two-thirds of the members of the Board present. In the event of an emergency in which no other Director is present, the Chairman, or in his absence, the Vice Chairman, or in their absences any one Director present, or in their absences, the President, or in all their absences, the Executive Vice President, or in all their absences, any Vice President, may order suspension of trading for such period as in their or his judgment is necessary.

(C) Any action taken pursuant to this Section 702 shall be subject to review and modification by the Board.

SEC. 703. Physical Emergencies

(A) In the event that the physical functioning of the Exchange is, or is threatened to be, severely and adversely affected by a physical emergency, the Chairman, or in his absence the Vice Chairman, or in their absences the President, or in all their absences the Executive Vice President, or in his absence any Senior Vice President, or in their absences any member of the Executive Committee, or in their absences any Board member present, or in all their absences any Vice President, may take any action that in his opinion, is necessary or appropriate to deal with the physical emergency. Such action may include, but is not limited to, the suspension of trading in any or all contracts, a delay in the opening of trading in any or all contracts, the extension of trading in the time of trading in any or all futures and options contracts or the extension of trading in the last day of trading in any or all futures and options contracts.

(B) No action taken under this Section 703 shall continue in effect for more than five days unless an extension of time has been granted by the Commission in accordance with the applicable provisions of the Act. Any action taken under this Section 703 shall be subject to review and to modification by the Board.

(C) The officials designated in Section 703(A) may order the removal of any restriction imposed under this Section 703 if, in their judgment, the physical emergency has abated sufficiently to permit the physical functioning of the Exchange to continue in an orderly manner absent such restriction.

ARTICLE 8

DISCIPLINARY AND SUMMARY PROCEEDINGS

SEC. 800. Members Subject to Disciplinary Proceedings

(A) The Exchange may impose such fines, penalties and other sanctions on Class A Members, Member Firms and employees of Class A Members and Member Firms that violate these Bylaws or the Rules or any resolution or order of the Board or committee of the Exchange.

(B) In this Article 8 of these Bylaws and in the Rules relating to Disciplinary Proceedings, the term “Rule” means these Bylaws or the Rules or any resolution or order of the Board or committee of the Exchange.

(C) A Class A Member is responsible for the acts of his employees and any Member Firm upon which the Class A Member has conferred privileges. A Member Firm is responsible for the acts of its partners, its directors, its officers and its employees.

SEC. 801. Disciplinary Proceedings

The Board shall adopt rules establishing procedures whereby Class A Members, Member Firms and employees of Class A Members and Member Firms may be subjected to fines, penalties and other sanctions for violations of these Bylaws and the Rules.

SEC. 802. Failure to Pay Fine

(A) If a Class A Member or Member Firm defaults in the payment of any fine on the date due, then such Class A Member or Member Firm shall be suspended automatically without further action of the Exchange, and shall remain suspended until such fine is paid in full and the Class A Member or Member Firm is reinstated as provided in Section 862.

(B) If such Class A Member or Member Firm is suspended as provided in Section 802(A) and continues in default of the payment of any fine for a period of 30 days, then the Class A Member or Member Firm shall be expelled automatically and without further notice by the Exchange and the Membership of such Class A Member or by which such Member Firm is conferred privileges shall be sold and the proceeds for such sale paid and applied as provided in Section 861.

(C) If an employee of a Class A Member or of a Member Firm defaults in the payment of any fine, then the Class A Member or Member Firm shall be responsible for its full and complete payment. A failure of the Class A Member or Member Firm to pay such a fine shall result in the suspension or expulsion of such Class A Member or Member Firm as set forth in this Section 802.

SEC. 850. Definitions

As used in Sections 850 through 863, the following terms have the meanings set forth in this Section 850;

(A) the term “claimant” shall mean a person who has filed a Notice of Claim;

(B) the term “Notice of Claim” shall mean a notice of claim against the proceeds of a sale of a membership;

(C) the term “Reportable Emergency Event” shall mean, with respect to any Class A Member:

(1) the filing of a petition, answer or other document, or the taking of any other action, by such Class A Member with respect to itself or against such Class A Member, seeking liquidation, reorganization or other relief from creditors under the provisions of the Bankruptcy Code of the United States (11 U.S.C. §§ 101 et seq.), as it may be amended, or under the provisions of any other state or federal law for the relief of insolvent debtors;

(2) the dissolution of such Class A Member;

(3) the insolvency (as defined by any applicable state or federal statute) of such Class A Member;

(4) the failure of such Class A Member to meet any applicable financial requirements of the Exchange, any self-regulatory organization or any state or federal regulatory agency;

(5) the failure of such Class A Member to meet, when due, any margin call issued by the Clearing Department, any clearing organization of any other exchange, or any person;

(6) the failure or inability of such Class A Member to comply with any of his contracts or the default by such Class A Member under any commodity contracts on the Exchange; or

(7) the imposition or service of any lien, attachment, execution or other levy or any injunction or other restraint against such Class A Member or Member Firm or their assets by any court, government agency, arbitrator or judgment creditor, which injunction or restraint may affect the ability of such Class A Member to perform his contracts or otherwise to engage in business.

(D) the term “Financial Emergency” shall mean, with respect to any Class A Member, any situation in which, in the sole discretion of the Executive Committee, the financial condition of such Class A Member is not adequate for such Class A Member to meet his financial obligations or otherwise to engage in business; or, is such that it would not be in the best interests of the Exchange for such Class A Member to continue in business; and

(E) the term “Class A Member” shall include, as applicable, Class A Members and Member Firms and employees of Class A Members and of Member Firms.

SEC. 851. Duty to Report Emergency Event

If a Reportable Emergency Event occurs with respect to any Class A Member, then such Class A Member shall advise the Exchange of the occurrence of the Reportable Emergency Event by the fastest available means of communication and shall also immediately deliver to the Exchange by the fastest available means, a written notice. Such notice shall specify:

(1) the nature of the Reportable Emergency Event;

(2) the date and time of occurrence;

(3) whether such Class A Member consents to a summary suspension pursuant to this Article 8 and, if so, whether such Class A Member waives a hearing with respect thereto; and

(4) whether such Class A Member consents to a suspension that includes a prohibition against employment by another Class A Member as a floor employee.

SEC. 852. Summary Suspension; Action by the President

If a Class A Member consents to a summary suspension as provided in Section 851, either orally or in writing, then the President shall immediately suspend such Class A Member in accordance with the terms of the consent and notify the membership of such suspension.

SEC. 853. Summary Suspension; Action of the Executive Committee

(A) If at any time the Executive Committee determines, in its sole discretion, that there is a substantial question whether a Financial Emergency exists with respect to any Class A Member, or, if at any time, the Exchange receives a notice of a Reportable Emergency Event from a Class A Member, then the Executive Committee may suspend, or take any other action against, such Class A Member, any Class A Member upon which such Class A Member has conferred member privileges, any Class A Member guaranteed by such Class A Member, or any Class A Member guaranteeing such Class A Member, as it deems appropriate to protect the Exchange and its Class A Members. The Executive Committee

may take such action regardless of whether the Class A Member has advised the Exchange as provided in Section 851, whether such Class A Member has consented to a suspension or whether such Class A Member has waived a hearing.

(B) Any action taken under the authority of this Section 853 may be taken without notice or a hearing where the Class A Member waives notice or hearing, or when the Executive Committee determines, in its sole discretion, that the furnishing of notice, and an opportunity for a hearing before such action is taken, or both, is not practicable under the circumstances.

(C) In any case where the Executive Committee has taken action against a Class A Member without prior notice or hearing because of impracticability, the Exchange shall give promptly to such Class A Member the notice required by Section 854(B) and an opportunity to be heard.

(D) The powers and duties of the Executive Committee under this Article 8, including the obligation to hold a hearing, if requested, may be delegated to a subcommittee of any two or more members of the Executive Committee or to any other committee of the Exchange as the Chairman may decide in his sole discretion.

SEC. 854. Notice

(A) Any notice to a Class A Member given before action is taken under Section 853 shall state (1) the Financial Emergency or other situation that is believed to cause the need for summary action by the Executive Committee and (2) the date, time and place of the hearing.

(B) Any notice to a Class A Member given after action is taken under Section 853 shall state (1) the action taken, (2) a brief summary of the reason for the action, (3) the effective time, date and duration of the action and (4) that upon written request by a date certain, a hearing will be held.

SEC. 855. Hearing Decision

(A) The Executive Committee, or other committee, as provided in Section 853(D), shall render a decision as provided in this Bylaw. The decision shall be final and may not be appealed.

(B) A hearing, if requested, shall be fair and shall be conducted in accordance with procedures adopted by such committee for any hearing before it; but, during such hearing,

(1) the formal rules of evidence shall not apply;

(2) the Compliance Department shall present the case or the charges and penalties that are the subject of the hearing;

(3) the Class A Member shall be permitted to appear personally and shall have the right to be represented by counsel or other person of his choice;

(4) the Class A Member and the Compliance Department shall be entitled to cross-examine any persons appearing as witnesses at the hearing;

(5) the Class A Member may call witnesses and present such evidence as may be relevant to the charges;

(6) the committee shall be the sole judge of the relevancy of such evidence;

(7) the Exchange shall require persons who are within its jurisdiction and who are called as witnesses to appear and produce evidence or testify and shall make reasonable efforts to secure the presence of all other persons called as witnesses whose testimony would be relevant; and

(8) the committee may impose a summary penalty upon any person whose actions impede the progress of the hearing.

(C) Promptly following the close of hearings, the Executive Committee shall render a decision in writing, based on the weight of the evidence. The decision shall include:

(1) a description of, and the reasons for, the summary action;

(2) a brief summary of the evidence produced at the hearing;

(3) findings and conclusions;

(4) where action has already been taken under Section 853, a determination that such action be affirmed, modified or reversed; and

(5) a description of any final action taken by the Executive Committee, its effective date and duration.

SEC. 856. Obligations of Insolvent Class A Members

A Class A Member who is insolvent shall provide to the President, within 30 days of his insolvency and in addition to the Notice provided for in Section 851, a statement of his business affairs as they existed at the time of his insolvency.

SEC. 857. Creditors of Insolvent Class A Members

(A) Unless the Executive Committee shall direct otherwise, all futures and options contracts traded on the Exchange, made with or carried for a Class A Member suspended under this Article 8 of these Bylaws shall be liquidated by the party carrying the contracts. Such liquidation shall take place in the open market. If such contracts cannot be liquidated due to the closing of the Exchange for any reason, then such contracts shall be liquidated on the next day on which the Exchange is open. The period within which such contracts must be liquidated shall not include any period during which the provisions of the Rules limiting price fluctuations would prevent such liquidations.

(B) Within 10 days of the announcement of suspension of a Class A Member, any Class A Member who has a claim against such suspended Class A Member shall deliver to the President a Notice of Claim that details all contracts liquidated under this Section 857 and the net debit or credit balance resulting therefrom and that details any other claims that such Class A Member may have against the suspended Class A Member.

(C) Failure to file a Notice of Claim within such period shall bar such Class A Member from participating in any proceeds that result from any sale of the membership of the suspended Class A Member.

SEC. 858. Establishment of Valid Claims

(A) The President shall furnish the suspended Class A Member and all Class A Members who have filed Notices of Claim as required by Section 857 with copies of all Notices of Claim filed under Section 857 and the sworn statement of the suspended Class A Member filed under Section 856. The President shall also specify a date not more than 10 business days from the date on which such Notices of Claim are furnished to such Class A Members by which the suspended Class A Member or any claimant Class A Member may file an objection to any claim.

(B) If a suspended Class A Member or any claimant Class A Member fails to file an objection to a claim before the date set by the President, then that Class A Member shall have waived all rights to object to such claim or claims.

(C) In the event that any claim is disputed, the validity of such claim shall be determined by arbitration in accordance with Chapter 5 of the Rules. The arbitration shall proceed as if the objecting Class A Member has filed a Demand for Arbitration. The objecting Class A Member shall pay the fee prescribed in Rule § 5.37. The arbitrators shall determine whether and to what extent such claim is valid; and, in accordance therewith whether a claimant is entitled to participate in the proceeds of a sale of the Membership of such suspended Class A Member, pursuant to Section 861.

SEC. 859. Expelled Class A Member

All Class A Memberships held by a Class A Member who is expelled from the Exchange shall be sold and the proceeds paid and applied as provided in Sections 860 and 861.

SEC. 860. Sale of Membership

(A) If within 10 business days from the date of the decision of the Arbitration Committee or from the last date established by the President for filing of objections to Notices of Claim, whichever is later, a Class A Member suspended under this Article 8 of the Bylaws does not pay all valid claims, then all Class A Memberships and all other collateral previously delivered or pledged to the Exchange (including, without limitation, shares of capital stock of NYMEX Holdings) of the suspended Class A Member shall be sold in accordance with this Section 860 and the proceeds of the sale of such Class A Memberships shall be distributed in accordance with Section 861.

(B) When any Class A Membership is sold pursuant to this Section 860, written notice of such sale stating the date and time of such sale shall be sent to the Class A Member and the other Class A Members 10 days prior to such sale.

(C) All sales should be made by the President or his designee on the floor of the Exchange to the highest bidder at open outcry but in no event less than the highest bid then posted at the Exchange for the transfer of a Class A Membership. Any Class A Member may purchase such Class A Memberships. Any Class A Memberships so purchased shall be free from and clear of any claims, liens or attachments. Such sale shall be final and binding and not subject to challenge. Payment for the purchase of such Memberships shall be made to the Exchange.

SEC. 861. Disposition of Proceeds

The proceeds of any sale of any Class A Memberships and all other collateral previously delivered or pledged to the Exchange (including, without limitation, shares of capital stock of NYMEX Holdings) pursuant to Section 860 shall be paid and applied in the following order of priority:

(1) first, to the Exchange in full satisfaction of any amounts due to the Exchange including, but not limited to, booth fees, office rent, phone charges and outstanding balances (principal and accrued interest) on notes guaranteed pursuant to Rule 2.56 (“Exchange Financed Class A Memberships”);

(2) second, pro rata to the payment of such Class A Member’s primary clearing member and secondary clearing members, if any, of all claims filed in accordance with the requirements of Rule 2.51 (“Procedure for Transfer of Membership”) for losses arising from the clearance of trades executed by the guaranteed Class A Member;

(3) third, the remaining balance, if any, pro rata to other Class A Members on allowed claims arising out of transactions in Exchange futures and options contracts and/or any other Exchange business of such Class A Members, provided, that, no partner shall share in the proceeds of the sale of a Class A Membership of one of his partners until all claims of other Class A Members have been satisfied in full;

(4) fourth, the remaining balance, if any, to the payment of any claims made by entities or persons who have financed the purchase of the Class A Membership; provided, that, documentation regarding such purchase was filed with the Membership Department prior to such purchase; and

(5) fifth, the balance, if any, to the Class A Member whose Class A Membership was sold or to his legal representative, except that, notwithstanding any other provision of these Bylaws or the Rules, for purposes of this subsection five the term Class A Member shall not include lessees, but shall mean the beneficial owner of such Class A Membership.

SEC. 862. Reinstatement of Suspended Class A Member

(A) A Class A Member suspended under Sections 852, 853 or 855 may apply for reinstatement at any time prior to the sale of his Class A Membership.

(B) When a Class A Member applies for reinstatement, he shall deliver to the President a schedule of all of his creditors, a statement of the amounts owed, the nature of the settlement by which claims of a creditor were paid, and such other information as the President may request.

(C) Written notice of the time and place of the meeting of the Board at which the application for reinstatement is to be considered shall be sent to the suspended Class A Member and to the other Class A Members not less than five days prior to the meeting.

(D) The vote of a majority of the Board present and voting is required to reinstate the suspended Class A Member. Where a Class A Member has failed, however, to give timely the notice required by Section 851, a vote of two-thirds of the entire Board is required to reinstate the suspended Class A Member.

(E) If a Class A Member suspended under this Article 8 of the Bylaws is not reinstated within one year from the date of his suspension, then such Class A Member may not be reinstated.

SEC. 863. Death of a Class A Member

Upon receiving due notice of the death of a Class A Member, the President or his designee shall announce such death to the other Class A Members and shall post a notice of such fact on the floor of the Exchange for five days. Any Class A Member or Member Firm holding open futures or options contracts for such deceased Class A Member shall liquidate such open futures or options contracts in accordance with the provisions of Section 857.

ARTICLE 9

DEFINITIONS

SEC. 900. Singular Number; Gender

Unless the context otherwise requires, words importing the singular number include the plural; and words importing the masculine gender include the feminine and neuter gender as appropriate.

SEC. 901. Act

The term “Act” shall mean the Commodity Exchange Act, as amended from time to time.

SEC. 902. Board

The term “Board” shall mean the Board of Directors of the Exchange.

SEC. 903. Business Day

The term “business day” shall mean any day on which the Exchange is open for trading.

SEC. 904. Bylaws

The term “Bylaws” shall mean these Bylaws of the Exchange adopted by Members for the regulation and management of the Exchange.

SEC. 905. Charter

The term “Charter” shall mean the Certificate of Incorporation of the Exchange.

SEC. 906. Class A Member

The term “Class A Member” shall mean those members of the Exchange holding a Class A Membership.

SEC. 907. Class A Membership

The term “Class A Membership” shall mean any Class A membership in the Exchange.

SEC. 908. Class B Member

The term “Class B Member” shall mean NYMEX Holdings.

SEC. 909. Class B Membership

The term “Class B Membership” shall mean any Class B Memberships in the Exchange.

SEC. 910. Clearing Association or Clearing House

The terms “Clearing Association,” “Clearing House” or “Clearing Department” shall mean the department of the Exchange or any corporation, organization or other entity authorized by the Board to clear any contracts subject to the Rules of the Exchange.

SEC. 911. Commission

The term “Commission” shall mean the Commodity Futures Trading Commission.

SEC. 912. Commodity

The term “commodity” shall mean any or all goods, articles, services, rights and interests in which contracts for future delivery, or options on such contracts, are presently or in the future dealt in, or are subject to the Rules.

SEC. 913. Customer

The term “customer” shall mean a person, including another Member, for whom a Class A Member or Member Firm carries an account.

SEC. 914. Directors

The term “Directors” shall mean the members of the Board.

SEC. 915. DGCL

The term “DGCL” shall mean the General Corporation Law of the State of Delaware.

SEC. 916. Exchange

The term “Exchange” shall mean New York Mercantile Exchange, Inc., a corporation organized and existing under the DGCL, and any successor thereto.

SEC. 917. Firm

The term “Firm” shall mean a corporation, partnership, association or sole proprietorship.

SEC. 918. Floor Broker

The term “Floor Broker” shall mean any holder or lessee of a Class A Membership who has been granted floor trading privileges pursuant to these Bylaws and the Rules and who, pursuant to said Bylaws and Rules, buys and sells any commodity futures or options contract on the Exchange for any person other than himself.

SEC. 919. Floor Member

The term “Floor Member” shall mean any holder or lessee of a Class A Membership who is either a Floor Broker or a Floor Trader.

SEC. 920. Floor Trader

The term “Floor Trader” shall mean any holder or lessee of a Class A Membership who has been granted floor trading privileges pursuant to these Bylaws and the Rules and who, pursuant to said Bylaws and Rules, buys and sells any commodity futures or options contract on the Exchange for his own account.

SEC. 921. Futures Contract

The term “futures contract” shall mean any contract designated by the Board which is traded on or subject to these Bylaws and the Rules.

SEC. 922. Holiday

The term “holiday” shall mean any day which the Board may designate as an Exchange holiday on which day the Exchange shall be closed.

SEC. 923. Member

The term “Member” shall mean any Class A Member or the Class B Member.

SEC. 924. Member Firm

The term “Member Firm” shall mean any Firm upon which membership privileges on the Exchange have been conferred by a Class A Member.

SEC. 925. Membership

The term “Membership” shall mean a membership of any class of membership of the Exchange created pursuant to the Charter and Bylaws.

SEC. 926. Non-Member

The term “non-member” shall mean any person who is not a Member of the Exchange.

SEC. 927. NYMEX Holdings

The term “NYMEX Holdings” shall mean NYMEX Holdings, Inc., a Delaware corporation, and any successor thereto.

SEC. 928. Options Contract

The term “options contract” shall mean any transaction or agreement in interstate commerce which is or is held out to be of the character of, or is commonly known to the trade as, an “option,” “privilege,” “indemnity,” “bid,” “offer,” “put,” “advance guaranty,” or “decline guaranty,” and which is subject to regulation under the Act.

SEC. 929. Person

The term “person” shall mean an individual or Firm.

SEC. 930. President

The term “President” shall mean the President of the Exchange or his authorized representative.

SEC. 931. Public Director

The term “Public Director” shall mean individuals who are not Members or employees of the Exchange and who qualify and serve in accordance with the certificate of incorporation of NYMEX Holdings.

SEC. 932. Regular Trading Hours

The term Regular Trading Hours shall mean the regular trading hours for open outcry trading for each relevant product as of the date of adoption of these Bylaws.

SEC. 933. Rule

The term “Rule” shall mean any Rule of the Exchange adopted by the Board.

SEC. 934. Trading Member

The term “Trading Member” shall mean a Floor Member.

SEC. 935. Trade

The term “trade” shall mean any purchase or sale of any contract made in accordance with Exchange Bylaws or Rules.

* * *

Adopted as of: March 14, 2006